EXHIBIT 99.1

WELLS-GARDNER REPORTS SECOND QUARTER EARNINGS

Chicago, Illinois, August 8, 2003 — Wells-Gardner Electronics Corporation (AMEX:WGA) announced financial results for the second quarter and six months ending June 30th, 2003.  Revenue for the second quarter ended June 30, 2003 decreased 2.2% to $11.8 million from $12.1 million in the year ago period.  Second quarter 2003 net earnings were $35,000 or $0.01 per share compared to net earnings of $229,000 or $0.04 per share in the year ago period.  Revenue for the first six months of 2003 increased 1.2% to $23.7 million from $23.4 million in the year ago period while net earnings were $160,000 or $0.03 per share versus $431,000 or $0.07 per share in the first six months of 2002.  Included in the 2002 earnings were a $52,000 or $0.01 per share benefit from a cumulative effect of change in accounting principle.  Included in the first six months of 2003 and the second quarter were one-time charges of $130,000 and $60,000 respectively for a transportation issue, which has been resolved and will be non-recurring.

“Wells-Gardner had a mixed second quarter 2003,” said Anthony Spier, Chairman and Chief Executive Officer.  “Gaming related revenues increased 16.7% almost completely offsetting the 48% decline in amusement sales.  The amusement game business continues to downsize so the increase in gaming related business is crucial to offset the decline in this part of our business.  During the second quarter, the Company picked up one major new gaming customer and received a one year extension of our supply contract with another major gaming customer.  These customers have chosen Wells-Gardner for our service, digital technology, Asian manufacturing costs and superior quality.  Gaming sales made up 85% of total revenue for the quarter, up from 70% in fiscal 2002, representing the increase in gaming revenue and the decrease in amusement sales.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators.  During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada; Egg Harbor Township, New Jersey; Hollywood, Florida and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.

This press release contains certain forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605.  For additional investor information, please call 1-800-336-6630 ext. 2170 or at www.wellsgardner.com.

Consolidated Condensed Statements of Operations

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	11,810,000	12,077,000	23,667,000	23,380,000
Cost of sales	9,512,000	9,753,000	19,136,000	18,827,000
Engineering, selling & administrative	2,177,000	2,018,000	4,259,000	3,945,000
Operating earnings	121,000	306,000	272,000	608,000
Other expense, net	75,000	77,000	109,000	227,000
Income tax expense	11,000	0	3,000	2,000
Earnings from continuing operations	35,000	229,000	160,000	379,000
Cumulative effect of change in accounting principle	0	0	0	52,000
Net earnings	35,000	229,000	160,000	431,000

Basic earnings per common share:
Continuing operations	0.01	0.04	0.03	0.07
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.01
Basic earnings per common share	0.01	0.04	0.03	0.08

Diluted earnings per common share:
Continuing operations	0.01	0.04	0.03	0.06
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.01
Diluted earnings per common share	0.01	0.04	0.03	0.07

Weighted average common shares outstanding	5,967,197	5,749,007	5,940,243	5,732,356
Weighted average common & common equivalent shares outstanding	5,981,054	5,884,337	5,941,328	5,891,404